Exhibit 10.1(Q)

MEMORANDUM OF ENGAGEMENT
Daniel K. Newell
Blue Dot Services. Inc.

This memorandum outlines the general terms and conditions of Blue Dot Services, Inc. (“Blue Dot” or the “Company”) continued retention of Daniel K. Newell (“Newell”) in the capacity of Chief Executive Officer of Blue Dot as follows:

1.             Position and Duties:

Newell shall continue to serve as the Chief Executive Officer (“CEO”) and a Director of Blue Dot and shall continue to perform such duties as are customarily associated with such positions, consistent with the bylaws and policies of Blue Dot and as required by Blue Dot’s Board of Directors. Such services shall specifically include, but not be limited to, restructuring Blue Dot’s operations and disposing of those assets and operations which are deemed to be necessary in the business judgment of Blue Dot and its Board, exclusive of the operations and assets located in Minneapolis, Minnesota which shall be retained by the Company.

Except as set forth in this Memorandum of Engagement and except with respect to his position as a director of Cornerstone Propane GP, Newell shall resign as an officer, director and any other position that he may hold at NorthWestern Corporation and any of its subsidiaries which resignations shall be automatically effective upon the execution of this agreement. NorthWestern, Blue Dot and Newell agree to issue a joint press release regarding Newell’s resignation promptly after his resignation as shall be mutually agreed upon by NorthWestern, Blue Dot and Newell. NorthWestern, Blue Dot and Newell all acknowledge that a) Newell’s resignation is to accommodate NorthWestern; b) is a direct result of the bankruptcy filing by NorthWestern; c) NorthWestern does not need the services of Newell as a result of such bankruptcy filing except as set forth herein with respect to Blue Dot; and d) Newell’s resignation results from his Termination without Cause from NorthWestern as a result of its bankruptcy filing. The continuing claims Newell has against NorthWestern are governed by paragraphs 5 and 10 below.

2.             Term:

The term (“Term”) of this Memorandum of Engagement shall be for the period commencing on September 1, 2003 and ending on the earlier of Newell’s termination or the first anniversary of the effective date.

3.             Compensation:

(A)          Base salary – $366,000 per year plus an amount equal to the annual dues owed to a country club where he is a member and any other mutually agreed upon amounts;

(B)           Incentive-based addition – (i) $700,000 payable immediately upon the receipt by Blue Dot of $30,000,000 of Net Proceeds from the completion of the sale or disposition any and all transactions with respect to the Company’s operations that are to be sold, liquidated or otherwise disposed of determined on an aggregate basis taking into account the Net Proceeds of any and all such transactions (the “Net Proceeds”), plus (ii) 6.0% (up to a maximum of $900,000) of all Net Proceeds received by Blue Dot in excess of $20,000,000. As used herein the term “Net Proceeds” shall mean cash and cash equivalents (“Cash”) received from the sale of assets and/or stock of Blue Dot and its subsidiaries plus the total of any Blue Dot corporate-level liabilities assumed by buyers, less payments arising from securities including Class C stock, preferred stock and “earnout” claims.  Cash shall also include notes receivable and contingent consideration receivable if and when converted to cash or cash equivalents. It has been decided that Standard Heating & Air Conditioning Co. (“SHACC”) will not be sold, but, nonetheless, the parties hereto agree that $4,000,000 of Net Proceeds shall be taken into account as if SHACC had been sold. If senior management of Blue Dot decides not to sell other businesses, facilities or other assets, Net Proceeds shall include additional amounts with respect to such other businesses, facilities or assets determined on a basis consistent with the amount determined for SHACC. Net Proceeds will not include normal working capital or payments arising from working capital adjustments to Blue Dot arising in connection with the sale, liquidation or disposition of Blue Dot’s business and assets. Net Proceeds will be calculated beginning after June 30, 2003.

The payment of any amounts earned under subsection (ii) of this Section 3.(B) shall be paid upon the earlier of (1) the closing of the sale, liquidation or disposition of Blue Dot’s business and assets for which Newell shall be responsible (disregarding SHACC and any other businesses or assets which senior management has decided not to sell); or (2) the receipt by Blue Dot of $40,000,000 in Net Proceeds.

(C)           The maximum amount to be paid with respect to Items (i) and (ii) of Section 3.(B), above, shall not exceed $1,600,000 in the aggregate.

(D)          To receive the compensation provided for in subsections (A) and (B) of this Section 3.  Newell must remain engaged as CEO of the Company. If and to the extent that Newell’s engagement as CEO of Blue Dot has been involuntary terminated by the Company, Newell shall receive payments based upon the Net Proceeds received by Blue Dot as of the termination date under this Section 3 and including as Net Proceeds, even though payment has not yet made, all amounts specified in any letter of intent or agreement to sell any business or assets of Blue Dot executed on or before such termination date or within thirty (30) days after such termination including any note receivables or contingent consideration receivable as Cash even though such amounts have not been converted to cash or cash equivalents. In addition, Newell shall receive severance in the amount of $350,000 to be paid in equal monthly installments over a period of one year following the effective date of his termination; provided however, if Newell voluntarily terminates his employment prior to completing the disposition, sale or liquidation of Blue Dot’s assets or business for which he shall be responsible, he must repay to Blue Dot any compensation paid to him with respect to subsection (B) of this Section 3.

(E)           If Blue Dot involuntarily terminates Newell’s employment before the end of the Term and Newell is not offered continued employment by a successor of Blue Dot, Newell shall receive six (6) months of executive outplacement services to be provided and paid for directly by Blue Dot in an amount not to exceed $10,000 for such services. Blue Dot will, at its sole discretion, determine the provider and nature of such services to be provided to Newell.

(F)           Upon any termination of employment or in any event at the end of the Term, Newell shall be allowed to retain all computer equipment and cell phone but will be responsible for all monthly bills associated therewith going forward.

(G)           Blue Dot may terminate Newell’s employment in the event Newell suffers a disability that renders Newell unable to perform the essential functions of his position, even with reasonable accommodation, for nine (9) months within in any twelve (12) month period and within thirty (30) days after written notice of termination is thereafter given by Blue Dot or Newell shall not have returned to substantially full-time performance of his duties (“Disability”). In the event Newell has a Termination for Disability, Newell shall be paid the cash payments provided in and in accordance with paragraph (D) of Section 3 above.

(H)          If Newell dies prior to the expiration of the term of this Agreement, Newell’s representative shall be paid the cash payments provided in and in accordance with paragraph (D) of Section 3 above.

4.             Expense Reimbursement:

In addition to the compensation paid as outlined in Section 3 above, Blue Dot agrees to reimburse Newell for all reasonable out-of-pocket expenses incurred by Newell in carrying out the terms of his engagement as CEO, including communication charges, travel expenses, copy expenses, delivery and distribution charges and such other reasonable costs and expenses incurred by Newell in the performance of his duties as CEO. In addition, Blue Dot agrees to reimburse Newell for all reasonable legal expenses incurred by him for the preparation and negotiation of this Memorandum of Engagement. All reimbursements shall be made promptly after such payments accrue and are submitted to Blue Dot with appropriate documentation for the payment hereunder.

5.             Benefits:

During the Term, Newell shall be entitled to all of the following benefits and prerequisites offered by Blue Dot to senior executives generally: (a) participate in the Company’s benefits plan in existence as of September 1, 2003 which shall include, but not be limited to, all the benefit plans listed on Schedule A attached hereto; and (b) participate in or receive benefits under any other employee benefit plan or other arrangement made available by Blue Dot to any similarly situated senior management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. In no event shall any benefits be duplicated. In the event Blue Dot terminates any of these benefits, the Company shall provide to Newell an alternative plan with substantially equivalent benefits in all material respects. Blue Dot agrees to reimburse Newell for any COBRA premium payments that he pays for health care coverage for his family in the event Newell makes a COBRA election to obtain medical and health care benefits from the medical plan maintained by NorthWestern Corporation. On or before December 31, 2003, Blue Dot agrees to pay Newell for his accrued vacation benefits for calendar year 2003 under the NorthWestern vacation plan unless NorthWestern has made such payment on or before said date.

6.             Termination and Severance:

Blue Dot or Newell may, at any time, terminate Newell’s continued engagement as CEO without liability or continuing obligation, by providing thirty (30) days prior written notice thereof to the other party; provided, however, that except as otherwise provided in Section 3 of this Memorandum of Engagement, no termination of Newell’s continued engagement as CEO shall affect Newell’s right to receive, and the Company’s obligation to pay, (a) any claims for indemnification as provided for under this Memorandum of Engagement or (b) the compensation to be paid to Newell as provided for in Section 3 of this Memorandum of Engagement.

7.             Bankruptcy:

In the event that Newell or anyone engaged by Newell is required to directly or indirectly return, refund or remit all or a portion of any payments made or funds paid by NorthWestern to Newell or anyone engaged by Newell (a “Remittance”), for any reason including, without limitation, to a trustee in bankruptcy pursuant to an order of a bankruptcy court declaring any portion of the Remittance to be a preference under the United States bankruptcy laws or a fraudulent transfer, then Blue Dot shall make payment of any such amounts within five (5) days of such Remittance.

8.             Indemnification:

Blue Dot shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, and in the manner therein provided, indemnify and hold harmless Newell, through the duration of all statutory periods during which any such claim may be brought or asserted, from and against any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which Newell is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of Blue Dot, or is or was serving at the request of Blue Dot as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred by Newell in defending a civil, criminal, administrative, investigative or other action, suit or proceeding shall be paid by Blue Dot in advance of the final disposition of such action, suit or proceeding upon receipt of an agreement by or on behalf of Newell to repay such amount if it is ultimately determined that Blue Dot is entitled to recover such expenses. The indemnification and advancement provisions set forth in this Agreement shall not be deemed exclusive but shall be cumulative with all other rights to indemnification or expense advancement to which Newell may be entitled.

9.             Survival:

The provisions of Sections 3 and 8 of this Memorandum of Engagement shall survive the termination or expiration of Newell’s continued engagement as CEO.

10.           Supercedes Prior Agreement:

This Memorandum of Engagement supersedes and replaces that certain Employment and Severance Agreement executed by and among Blue Dot, Newell and NorthWestern Corporation dated as of July 1, 2003 in all respects and Newell relinquishes and releases any claim thereunder, except that paragraphs 5, 6, 14, 15, 17 and 21 of such Employment and Severance Agreement shall remain applicable and continue to be binding upon NorthWestern, Blue Dot and Newell through the Term of this Memorandum of Engagement.

11.           Government Law:

This Memorandum of Engagement shall be interpreted, administered and enforced in accordance with the laws of the State of Delaware, except to the extent pre-empted by Federal law.

BLUE DOT SERVICES, INC.

By:	/s/	Gary Drook
Gary Drook
Chairman of the Board
Date:		November 6, 2003

/s/ Daniel K. Newell

DANIEL K. NEWELL

Date:		November 6, 2003

Schedule A

Participation in Benefit Plans - During the term hereof, Newell shall be entitled to participate in the plans and programs of Blue Dot available to employees of Newell’s level as generally listed below (copies or summaries of the plans are incorporated by reference and are available to Newell upon request):

•              Health Plans

•              401(k) Plan

•              Short-Term and Long-Term Disability Plans

•              Standard Life Insurance Plan

•              Standard Vacation Plan

•              Standard Executive Reimbursement Program for Business Expenses

A-1